                                                                  EXECUTION COPY

                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


                                     BETWEEN


                              METALSA-ROANOKE, INC.


                                       AND


                     TOWER AUTOMOTIVE PRODUCTS COMPANY, INC.


                           DATED AS OF OCTOBER 2, 2000

                                TABLE OF CONTENTS


SECTION 1.       BASIC TRANSACTION.............................................1

     (a)      Purchase and Sale of Assets......................................1
     (b)      Assumption of Liabilities........................................3
     (c)      Excluded Liabilities.............................................4
     (d)      Purchase Price...................................................5
     (e)      Determination of Certain Purchase Price Adjustments..............5
     (f)      Earnout Payment..................................................7
     (g)      Allocation of the Purchase Price................................11
     (h)      Nonassignable Contracts.........................................11

SECTION 2.       CLOSING OF THE TRANSACTION...................................12

     (a)      The Closing.....................................................12
     (b)      Deliveries at the Closing.......................................12

SECTION 3.       CONDITIONS TO OBLIGATION TO CLOSE............................13

     (a)      Conditions to Obligation of Buyer...............................13
     (b)      Conditions to Obligation of Seller..............................14

SECTION 4.       REPRESENTATIONS AND WARRANTIES OF SELLER.....................15

     (a)      Organization of Seller..........................................15
     (b)      Authorization of Transaction....................................15
     (c)      Noncontravention................................................15
     (d)      Brokers' Fees...................................................15
     (e)      Subsidiaries, Investments and Capital Stock.....................15
     (f)      Financial Statements............................................15
     (g)      Events Subsequent to Most Recent Balance Sheet..................16
     (h)      Legal Compliance................................................17
     (i)      Tax Matters.....................................................17
     (j)      Title to Personal Property......................................17
     (k)      Real Property...................................................17
     (l)      Intellectual Property...........................................19
     (m)      Sufficiency of Assets...........................................19
     (n)      Inventory and Spare Parts.......................................19
     (o)      Contracts.......................................................19
     (p)      Notes and Accounts Receivable...................................21
     (q)      Litigation......................................................21
     (r)      Employees.......................................................21
     (s)      Employee Benefits...............................................21
     (t)      Environment, Health and Safety..................................22
     (u)      Undisclosed Liabilities.........................................23
     (v)      Product Liability...............................................23
     (w)      Closing Date....................................................23

SECTION 5.       REPRESENTATIONS AND WARRANTIES OF BUYER......................24

     (a)      Organization of Buyer...........................................24
     (b)      Authorization of Transaction....................................24
     (c)      Noncontravention................................................24
     (d)      Brokers' Fees...................................................24
     (e)      Acknowledgment by Buyer.........................................24
     (f)      Closing Date....................................................25

SECTION 6.       PRE-CLOSING COVENANTS........................................25

     (a)      General.........................................................25
     (b)      Notices and Consents............................................25
     (c)      Preservation of the Business....................................25
     (d)      Full Access.....................................................26
     (e)      Notice of Developments..........................................26
     (f)      Exclusivity.....................................................26
     (g)      Regulatory Filings..............................................26
     (h)      Real Estate Covenants...........................................26
     (i)      Financing.......................................................27

SECTION 7.       ADDITIONAL AGREEMENTS........................................28

     (a)      Survival........................................................28
     (b)      Indemnification.................................................28
     (c)      Press Release and Announcements.................................31
     (d)      Expenses........................................................31
     (e)      Certain Taxes...................................................31
     (f)      Further Assurances..............................................31
     (g)      Transition Assistance...........................................31
     (h)      Confidentiality.................................................32
     (i)      Employees.......................................................32
     (j)      Leases..........................................................32
     (k)      Non-Competition; Non-Solicitation...............................33
     (l)      Bulk Sales Law..................................................35
     (m)      Option and Right of First Refusal...............................35

SECTION 8.       TERMINATION..................................................35


SECTION 9.       DEFINITIONS..................................................36


SECTION 10.      MISCELLANEOUS................................................38

     (a)      No Third Party Beneficiaries....................................38
     (b)      Entire Agreement................................................38
     (c)      Successors and Assigns..........................................38
     (d)      Counterparts....................................................39
     (e)      Headings........................................................39
     (f)      Notices.........................................................39
     (g)      Governing Law; Jurisdiction.....................................40
     (h)      Amendments and Waivers..........................................41

     (i)      Incorporation of Exhibits and Schedules.........................41
     (j)      Construction....................................................41
     (k)      Interpretation..................................................41
     (l)      Absence of Presumption..........................................41
     (m)      Remedies........................................................41
     (n)      Performance.....................................................41
     (o)      Severability....................................................42

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 2, 2000, between Metalsa-Roanoke, Inc., a Delaware corporation ("Buyer"), and Tower Automotive Products Company, Inc., a Delaware corporation ("Seller"). Buyer and Seller are referred to individually herein as a "Party" and collectively herein as the "Parties." Except as otherwise indicated herein, capitalized terms used herein are defined in Section 9.

     Subject to the terms and conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller the assets and properties, operating as a going concern, of Seller's Heavy Truck Rail Business conducted at Seller's Roanoke I facility located at Botetourt, Virginia (the "Business") and all of the assets and properties located there (the "Facility").

     NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     SECTION 1.    BASIC TRANSACTION.


     (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, at the Closing (as defined below), Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, assign and deliver to Buyer, all right, title and interest in and to all of the assets, properties, rights, contracts, claims, operations and businesses (other than the Excluded Assets) of, owned or leased by, or licensed to, Seller or any of its Affiliates primarily relating to the Business or reflected in the Financial Statements (whether located at the Facility or otherwise) or located at the Facility, of every kind and description, whether tangible or intangible, real, personal or mixed (collectively, the "Acquired Assets"), including:

         (i) all raw materials and supplies, manufactured and purchased parts, work-in-process, finished goods and other items of inventory and spare parts reflected in the Financial Statements or located at the Facility or relating primarily to or intended primarily for use in the Business;

         (ii) all of Seller's accounts, notes and other receivables to the extent reflected in the Financial Statements or arising out of or relating to the Business except as provided in Subsection 1(a)(D);

         (iii) all fee, leasehold and other interests in real property reflected in the Financial Statements, located at the Facility, or relating primarily to the Business, including the Facility, and all leasehold improvements, buildings, structures and other improvements thereon;

         (iv) all machinery, apparatus, equipment, furniture, fixtures, vehicles, tooling, molds, dies, computers and other electronic data processing equipment, and other tangible personal property reflected in the Financial Statements or located at the Facility or relating primarily to or currently intended primarily for use in the Business;

         (v) all domestic and foreign Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, in each case, reflected in the Financial Statements or used primarily at the Facility or relating primarily to the Business;

         (vi) all agreements, contracts, purchase orders and other similar arrangements all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments relating primarily to or currently intended primarily for use in the Business including those contracts set forth on Schedule 4(o) and denoted by a pound sign (#);

         (vii) all prepayments, deposits, letters of credit and performance bonds reflected in the Financial Statements or relating to the Business to the extent any benefit therefrom inures to Buyer after the Closing;

         (viii) all claims, refunds, rights of recovery, rights of set off, and rights of recoupment of any kind reflected in the Financial Statements or relating primarily to the Business;

         (ix) all franchises, approvals, permits, governmental licenses, orders, registrations, certificates, variances, authorizations and similar rights obtained from any Government Authority reflected in the Financial Statements or relating to the Business, the Facility or any of the Acquired Assets;

         (x) all books, records, ledgers, files, documents, correspondence, lists, drawings and specifications, advertising and promotional materials, studies, reports, cost information, sales and pricing data, customer lists, quality records and reports and other books, records, studies, surveys, reports, plans and documents data, specifications, research and development information, engineering drawings and operating and maintenance manuals and other printed or written technical and other materials located at the Facility or relating to the Business;

         (xi) all other property (other than the Excluded Assets) owned by Seller or in which Seller has an interest located at the Facility or relating primarily to or intended for use in the Business as of the Closing Date (as defined below);

         (xii) to the extent reflected in the Financial Statements or used by Seller or any of its Affiliates primarily in the conduct of the Business at the Facility, all computer applications, programs and other software, including systems documentation and instructions;

         (xiii) all lists of the Business' distributors, agents, representatives, suppliers and subcontractors, together with all contracts and agreements with the foregoing to which Seller is a party which are in effect on the Closing Date and relate to the Business;

         (xiv) all prepaid expenses reflected in the Financial Statements or relating to the Business; and

         (xv) all proceeds from insurance policies for property casualty losses to the Business occurring after the date hereof and prior to the Closing (together with an amount in cash equal to any deductible or co-payment with respect to any such casualty, so that Buyer will have a sufficient amount of cash to repair or replace any damage or loss in full).

     For the purposes hereof, the phrase and concept "reflected in the Financial Statements" shall include any and all assets of the type included in the Financial Statements but which were not in existence as of the date of the Financial Statements, but would have been so included had they been, and shall also include any and all assets that are not so included only because fully depreciated or expensed.

     Notwithstanding the foregoing, the Acquired Assets shall not include the following assets (the "Excluded Assets"):

         (A) all of Seller's cash and cash equivalents and marketable securities; any assets of the Business that are actually, prior to the Closing Date, consumed, sold or disposed of in the ordinary course of business, consistent with past practice and in accordance with the terms of this Agreement prior to the Closing Date;

         (B) Seller's insurance policies and rights thereunder (but not in derogation of Section 1(a)(xv));

         (C) any refunds or credits with respect to Taxes paid or incurred by Seller, any prepaid Taxes of Seller and any related rights thereto, in each case with respect to the operation of the Business for periods ending on or prior to the Closing;

         (D)  all assets and rights relating to the Employee Plans;

         (E) the assets of Seller not primarily related to the Business, and which are neither otherwise specifically included in the Acquired Assets nor located at the Facility nor reflected in the Financial Statements;

         (F) qualifications to conduct business as a foreign corporation and arrangements with registered agents relating to foreign qualifications;

         (G) all Intellectual Property and other assets identified on Schedule 1(a);

         (H) any of the rights of Seller under this Agreement or related to the transactions contemplated by this Agreement; and

         (I) the real estate identified and particularly described on Schedule 1(a) known as Roanoke II ("Roanoke II"), subject to Section 7(m).

     (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and be liable for any obligation and liability (other than the Excluded Liabilities) in respect of, and to the extent relating to, the Business of any kind and nature, known or unknown, contingent or otherwise, including those identified below (collectively, the "Assumed Liabilities"), and Buyer shall assume and be responsible after the

Closing Date for, and shall indemnify and hold Seller and the Seller Group harmless from and against, all of the Assumed Liabilities:

         (i) all liabilities and obligations of Seller under the agreements, contracts, leases, licenses and other arrangements referred to in the definition of Acquired Assets, but excluding liabilities for any breaches or defaults thereunder existing as of the Closing Date or to the extent caused or arising from actions, events or circumstances existing as of the Closing Date or products produced by Seller;

         (ii) all liabilities reflected in the Financial Statements relating to trade accounts payable, accrued payroll and withholding items (but excluding hourly cash bonuses), accrued vacation and accrued reimbursement obligations relating to pending health insurance claims (but not post-retirement benefits) arising out of the Business and with respect to active employees of the Business who become employees of Buyer at the Closing;

         (iii) all liabilities to the extent relating to the Business, the Facility or the Acquired Assets including liabilities arising in connection with any Environmental, Health and Safety Laws (other than an Excluded Liability);

         (iv) all liabilities for Taxes arising out of the operations of the Business after the Closing Date;

         (v) all liabilities arising out of the Business under any actions, suits, proceedings, disputes, claims or investigations; and

         (vi) all liabilities arising as a result of Buyer's conduct of the Business or sale of products by Buyer after the Closing Date.

     (c) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer will not assume or be liable for any of the following obligations or liabilities of Seller (collectively, the "Excluded Liabilities"), and Seller shall retain, and shall continue to be responsible after the Closing Date for, and shall indemnify and hold Buyer and the Buyer Group harmless from and against, all of the Excluded Liabilities:

         (i) all liabilities for Taxes to the extent arising from the operations of the Business on or prior to the Closing Date; provided that where it is necessary to apportion the liability for a Tax arising with respect to a taxable period beginning before the Closing and ending after the Closing, such liability shall be apportioned on the basis of an interim closing of the books, except that real property Taxes, personal property Taxes and similar Taxes shall be apportioned on a daily basis;

         (ii)      all inter- and intra-company payables;

         (iii)     all liabilities to the extent relating to any Excluded Asset;

         (iv) all liabilities arising out of or resulting from any product manufactured or assembled by Seller with respect to the Business prior to the Closing Date (including all defects in products manufactured or assembled by Seller prior to the Closing Date);

         (v) to the extent incurred prior to the Closing Date, any and all liabilities and obligations to or with respect to employees of Seller or the Business arising out of or relating to their employment, all liabilities and obligations to or with respect to employees of Seller or the Business who are not hired by Buyer, all liabilities and obligations with respect to any severance, separation or similar pay or benefits arising out of the actual, alleged or constructive termination of employment with Seller or the Business arising as a result of the transactions contemplated hereby, and all liabilities and obligations under, relating to or arising out of any Employee Benefit Plans, other than those liabilities specifically identified as an Assumed Liability pursuant to Section 1(b)(ii) above;

         (vi) all liabilities of Seller arising under any Environmental, Health and Safety Laws from any offsite storage, disposal or transport prior to the Closing Date of any substances or materials generated or used by Seller; and

         (vii) any and all obligations and liabilities in respect of (A) indebtedness for borrowed money, (B) obligations evidenced by bonds, notes, debentures or other similar instruments or by letters of credit, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice) and (C) obligations as lessee under leases which have been or should have been, in accordance with GAAP, recorded as capital leases (but without derogation of the Parties' agreement that the assets leased pursuant to such leases shall be Acquired Assets, free and clear of the obligations under such leases); (D) obligations under direct or indirect guaranties in respect of indebtedness or obligations of others of the kind referred to in clauses (A) through (C) above, and (E) accrued interest, if any, on any of the foregoing.

     (d) Purchase Price. The purchase price (the "Purchase Price") for the Acquired Assets shall be equal to US$55.0 million, less any adjustment due pursuant to Section 1(e), and plus any payment due pursuant to Section 1(f); provided that in no event shall Buyer be obligated to pay more than US$85.0 million hereunder plus any and all CapEx Reimbursement Amounts (defined below) (exclusive of any payment to Seller pursuant to Section 1(e) and any payment of interest due to Seller pursuant to Section 1(f)(iii)(C)).

     (e) Determination of Certain Purchase Price Adjustments.

         (i) Within 5 business days prior to the Closing Date, Buyer and Seller shall in good faith jointly prepare an estimate of the Closing Balance Sheet (as defined in Section 1(e)(ii)) (the "Estimated Closing Balance Sheet") based on Seller's books and records and other information then available, to determine Estimated Closing Working Capital. For purposes hereof, "Estimated Closing Working Capital" means the aggregate book value of Seller's total combined receivables plus inventory which constitute Acquired Assets less Seller's total combined trade payables which constitute Assumed Liabilities (which amount may be a negative number), determined from the Estimated Closing Balance Sheet as of the Closing Date; provided, however, that if Buyer and Seller are unable to agree on any of the amounts comprising Estimated Closing Working Capital, such disputed amounts shall be determined based on the amounts set forth on Seller's unaudited balance sheet for the Business as of the month ending immediately prior to the Closing Date (prepared in good faith by Seller in the ordinary course of business, consistent with past practice and with those unaudited monthly balance sheets for the Business previously disclosed to Buyer). At the Closing, the Purchase Price will be (A) either (x) reduced by the amount US$1,700,000 exceeds the Estimated Closing Working Capital or (y) increased by the amount Estimated Closing Working Capital exceeds US$1,700,000 and (B) either (x) reduced by the amount Budgeted Capital Expenditures as of the Closing Date exceed Actual Capital Expenditures as of the Closing Date, or (y) increased by the amount Actual Capital Expenditures as of the Closing Dated exceed Budgeted Capital Expenditures as of the Closing Date (the "Capital Expenditure Adjustment"). For the purpose of Section 1(e)(i) the term "Actual Capital Expenditures as of the Closing Date" means the capital expenditures for the Business for the year 2000 that are funded up to and including the Closing Date. For the purpose of Section 1(e)(i) the term "Budgeted Capital Expenditures as of the Closing Date" means the amount equal to the number of calendar days in the current year up to and including the Closing Date multiplied by US$2,846.58; provided, that if the Closing Date is after December 31, 2000, this amount shall be US$1,039,000. At Closing, Seller shall provide Buyer a statement setting forth in reasonable detail the amount of Actual Capital Expenditures as of the Closing Date and the calculation of the Capital Expenditure Adjustment which statement shall be prepared from the books and records of the Business (the "Capital Expenditure Closing Statement").

         (ii) As promptly as practicable after the Closing Date, Buyer will prepare a balance sheet for the Business as of the close of business on the Closing Date (collectively, the "Closing Balance Sheet") for the purpose of establishing the Actual Closing Working Capital. For purposes hereof, "Actual Closing Working Capital" means the aggregate book value of Seller's total combined receivables plus inventory which constitute Acquired Assets less Seller's total combined trade payables which constitute Assumed Liabilities (which amount may be a negative number), determined from the Closing Balance Sheet. The Closing Balance Sheet and the Estimated Closing Balance Sheet shall
(A) be prepared in accordance with GAAP (regardless of whether GAAP was applied in prior periods) and (B) reflect all items and adjustments regardless of materiality. Within 60 days after the Closing Date, Buyer shall deliver to Seller the Closing Balance Sheet.

         (iii) If Actual Closing Working Capital exceeds Estimated Closing Working Capital, Buyer shall within 3 business days pay to Seller the amount of such excess. If Actual Closing Working Capital is less than Estimated Closing Working Capital, Seller shall within 3 business days pay to Buyer in immediately available funds the amount of such shortfall subject to Section 1(e)(iv). All amounts owed pursuant to Section 1(e)(iii) shall include interest, from the Closing Date to the date of payment calculated in the same manner as in the last sentence of Section 1(f)(iii)(C).

         (iv) If Seller disagrees with any item on the Closing Balance Sheet or Buyer disagrees with any item on the Capital Expenditure Closing Statement or the calculation of the Capital Expenditure Adjustment thereon, Seller or Buyer, as appropriate, shall notify the other party in writing of such disagreement within 30 business days after the receipt thereof (such notice setting forth in reasonable detail the basis for such disagreement). With respect to disagreements concerning the Closing Balance Sheet, Buyer shall permit Seller access to such work papers relating to the preparation of the Closing Balance Sheet as may be reasonably necessary to permit Seller to review in detail the manner in which the Closing Balance Sheet was prepared (subject to entering into an agreement in customary form as to release and indemnity with Buyer's accountants if so required by them). For disagreements concerning either the Closing Balance Sheet or the Capital Expenditure Adjustment, the parties shall negotiate in good faith to resolve any such disagreements; provided, however, that Seller or Buyer, as the case may be, shall within 3 business days pay to Buyer or Seller, as the case may be, the amount determined pursuant to Section 1(e)(iii) which is not subject to dispute, if any. If Buyer and Seller are unable to resolve any such disagreements within 30 days, Buyer and Seller shall refer such disagreements to the Auditor (defined in the second paragraph of Section 1(f)(ii)) to resolve any remaining disagreements in accordance with subsection (v).

         (v) Buyer and Seller shall direct the Auditor to render a determination within 25 days of its retention and Buyer and Seller shall use their reasonable best efforts to cause the Auditor to resolve all disagreements over individual line items as soon as possible. The Auditor shall consider only those items and amounts in the Closing Balance Sheet and the Capital Expenditure Closing Statement which Buyer and Seller are unable to resolve. The determination of the Auditor shall be conclusive and binding upon Buyer and Seller. The fees and expenses of the Auditor shall be shared equally by Buyer and Seller.

     (f) Earnout Payment.

         (i) Preparation of Annual Income Statement; Computation of EBITDA. As promptly as practicable after the end of each of the fiscal years ended December 31, 2001, 2002 and 2003, Buyer will prepare an income statement of the Business on a consolidated basis for such fiscal year (the "Annual Income Statement"). The Annual Income Statement shall be audited by Buyer's accountants, for the purpose of certifying the Annual Income Statement in accordance with the terms of this Agreement. The Annual Income Statement shall
(A) fairly present the results of operations of the Business on a consolidated basis for the relevant fiscal year, (B) be prepared in accordance with GAAP, provided that to the extent consistent with GAAP, all accounting principles (including all practices and valuation and estimation methodologies) historically used by the Business, shall be used in connection with the determination of the Annual Income Statement (before the effect of any "purchase accounting" adjustments made as a result of the acquisition of the Business pursuant to the transactions contemplated hereby, including asset write-ups and related depreciation revisions and reserves recorded), and (C) reflect a determination of EBITDA for such fiscal year, the 2001 Earnout Amount, the 2002 Earnout Amount, and the 2003 Earnout Amount (each as defined below), as applicable, computed in accordance with the provisions of this Section 1(f).

         In this connection, after the Closing Date, Buyer, its successors and assigns shall grant Seller reasonable access to and permit Seller to copy the documents, records and files of the Business related to the computation of EBITDA during reasonable business hours and will cause Buyer's independent accountants to grant Seller access to such accountants' audit work papers related to the audit of the Annual Income Statement, subject to Seller agreeing to reasonable confidentiality restrictions and to providing such assurances, releases, indemnities or other agreements as accountants may customarily require in such circumstances.

         (ii) Disagreement Procedure. If Seller disagrees with any items on an Annual Income Statement, Seller shall notify Buyer in writing of such disagreement within 30 days after

Seller's receipt thereof (such notice setting forth the basis for such disagreement in reasonable detail) and Seller and Buyer shall thereafter negotiate in good faith to resolve any such disagreements. If Seller and Buyer are unable to resolve any such disagreements within 30 days, Seller and Buyer shall refer such disagreement to the Auditor, and shall cooperate to assist the Auditor to resolve all disagreements over individual line items as soon as practicable. Upon resolution of the disagreements whether by negotiation or by the Auditor, Buyer shall pay to Seller, or Seller shall pay to Buyer, such amounts, if any, agreed or determined by the Auditor to be owed to the other Party, delivered in immediately available funds.

         The "Auditor" shall be PriceWaterhouseCoopers, LLP, or if such firm is unable or unwilling to serve, or has, at the time it would otherwise be required to perform any services as contemplated hereby any material relationship with Buyer or Seller or any of their respective affiliates, such other "big five" accounting firm with no material relationship with Buyer or Seller as Buyer and Seller shall mutually agree. The resolution of such disagreements by the Auditor shall be final and binding on Buyer and Seller. The fees and expenses of the Auditor shall be shared equally by Buyer and Seller.

         (iii)     Payments. Subject to Section 1(f)(v),

         (A) promptly following final determination of the 2001 Earnout Amount, if any, Buyer shall pay such amount to Seller in immediately available funds by wire transfer;

         (B) promptly following final determination of the 2002 Earnout Amount, if any, Buyer shall, if the 2002 Earnout Amount is positive, pay such amount to Seller in immediately available funds by wire transfer, and Seller shall, if the 2002 Earnout Amount is negative, pay an amount equal to the absolute value of such amount to Buyer in immediately available funds by wire transfer provided that Seller shall not be obligated to pay an amount hereunder in excess of the amount of the 2001 Earnout Amount actually received by Seller; and

         (C) promptly following final determination of 2003 Earnout Amount, if any, Buyer shall, if the 2003 Earnout Amount is positive, pay such amount to Seller in immediately available funds by wire transfer, and Seller shall, if the 2003 Earnout Amount is negative, pay the absolute value of such amount to Buyer in immediately available funds by wire transfer, provided that Seller shall not be obligated to pay an amount hereunder in excess of the net amount of the 2001 Earnout Amount and 2002 Earnout Amount actually received by Seller. In addition, any payment made pursuant to this paragraph (C) shall include an amount of interest, computed using an agreed annualized interest rate of 9.5%, so that the payments made pursuant to this paragraph (C) and the foregoing paragraphs (A) and (B) will have a net present value as of the Closing Date equal to the sum of such earnout payments (excluding any interest component thereof).

         (iv)      Definitions. For purposes hereof:

         (A) the "2001 Earnout Amount" means an amount equal to one-third of the quantity equal to 3.5 multiplied by the amount, if any, by which the EBITDA of the Business as set forth on the Annual Income Statement for fiscal year 2001 exceeds US$11.0 million (which amount shall be zero if the EBITDA of the Business as set forth on the Annual Income Statement for fiscal year 2001 does not exceed US$11.0 million),

         (B) the "2002 Earnout Amount" means (1) an amount equal to one-third of the quantity equal to 3.5 multiplied by the amount, if any, by which the EBITDA of the Business as set forth on the Annual Income Statements for fiscal years 2001 and 2002 exceeds US$22.0 million (which amount shall be zero if the EBITDA of the Business as set forth on the Annual Income Statement for fiscal years 2001 and 2002 does not exceed US$22.0 million) less (2) the 2001 Earnout Amount,

         (C) the "2003 Earnout Amount" means (1) an amount equal to one-third of the quantity equal to 3.5 multiplied by the amount, if any, by which the EBITDA of the Business as set forth on the Annual Income Statements for fiscal years 2001 through 2003 exceeds US$33.0 million (which amount shall be zero if the EBITDA of the Business as set forth on the Annual Income Statement for fiscal years 2001 through 2003 does not exceed US$33.0 million) less (2) the aggregate of the 2001 Earnout Amount plus the 2002 Earnout Amount (which 2002 Earnout Amount may be negative),

         (D) "EBITDA" with respect to any fiscal year, means the consolidated net income of the Business for such fiscal year, as determined in accordance with GAAP; provided that to the extent consistent with GAAP, all accounting principles (including all practices and valuation and estimation methodologies) historically used by the Business, shall be used in connection with the determination of EBITDA, (before the effect of any "purchase accounting" adjustments made as a result of the acquisition of the Business pursuant to the transactions contemplated hereby, including asset write-ups and related depreciation revisions and reserves recorded) plus, to the extent deducted in the determining such consolidated net income, (1) the amount of foreign, federal, state and local income and franchise Taxes and other Taxes of the Business for such fiscal year, (2) the amount of interest expense for indebtedness for borrowed money, capitalized leases and internal borrowings for such fiscal year and (3) the amount of depreciation, amortization and similar non-cash charges for such fiscal year; EBITDA shall exclude any gains or losses from the sale of assets outside the ordinary course of business, transition, severance and stay-put costs associated with the transaction, any extraordinary gains or losses (but shall include insurance proceeds for business interruption), any non-cash writedowns and charges, transaction costs and restructuring charges, and any losses arising from a breach of any representation or warranty made by Seller in or pursuant to this Agreement to the extent Buyer is indemnified pursuant to Section 7(b). Notwithstanding the foregoing:

              (1) EBITDA may include any general overhead expenses imposed by Buyer or any other entity related to Buyer in its corporate structure only to the extent such expenses are SG&A expenses and thus subject to the restrictions contained in Section 1(f)(iv)(D)(7) (each, a "Buyer Entity"); provided that general overhead expenses may be included in EBITDA as non-SG&A expenses in the event such expenses replace other items of non-SG&A expense for the Business at a cost no greater than the historical cost of such replaced items;

              (2) For goods and services rendered to the Business by any Buyer Entity, (y) EBITDA may reflect only the actual cost to the Buyer Entity (which may include a normal profit margin) of any services rendered by any Buyer Entity and (z) EBITDA may reflect only reasonable arm's length charges (which may include a normal profit margin) for any goods received from any Buyer Entity;

              (3) Regardless of the corporate form the Business may take in the future, Buyer shall cause the Business to maintain separate books and records for the purpose of calculating EBITDA as if the Business of conducted at the Facility remained in the same form as immediately after the Closing Date;

              (4) If any Buyer Entity imposes on the Business, without the prior consent of Seller, any new line of business, product or technology that is materially different from the line of business, product and technology the Business is now engaged in, distributes or uses, then the new business, product or technology will be accounted for in a manner that will allow all related income and expense matters to be excluded from EBITDA;

              (5) The Business shall be required to maintain business interruption insurance and other insurance in reasonable amounts, and if proceeds are received by the Business pursuant to such business insurance, such proceeds including expenses recovery and lost profits will be credited to the earnings of the Business in calculating EBITDA, except to the extent such proceeds are reinvested in the Business to replace assets that were the subject of a claim for such proceeds;

              (6) Neither Earnout Amounts payable or accrued under this Section 1(f) shall be reflected in EBITDA;

              (7) SG&A expenses applied in determining EBITDA for the Business will be the actual SG&A expense unless (y) such actual amount exceeds US$3.0 million in which case, US$3.0 million will be the amount applied in the EBITDA calculation or (z) such actual amount is less than US$2.5 million in which case, US$2.5 million will be the amount applied in the EBITDA calculation;

              (8) In the event that any product of the Business is transferred out of the Facility prior to the end of fiscal year 2003 and (i) the Facility at the time of such transfer is producing less than 165,000 rails per year on a full calendar year basis and (ii) such transferred product is not replaced with any product or products with an equal or higher marginal contribution (defined as the variable margin of the transferred product multiplied by the actual produced volume), the calculation of EBITDA shall include the EBITDA generated by such transferred product on a pro forma basis, taking into account any product the production of which is transferred to the Facility, based in each case on variable margins at the time of such transfer and actual volumes arising after such transfer; and

              (9) Prior to the end of fiscal year 2003, Buyer will not sell or transfer any material portion of the Acquired Assets or booked business outside the ordinary course of business consistent with past practice, without the prior written consent of Seller.

         (v) In the event that (A) the Board of Directors of Buyer has been presented a detailed analysis of an additional capital expenditure of the Business in excess of US$2.0 million, which analysis outlines, among other things, the anticipated aggregate amount of such capital expenditure, the estimated positive EBITDA contribution expected to be realized as a result of such capital expenditure and the fiscal quarter in which positive EBITDA contribution is expected to begin (i.e. the first fiscal quarter in which the products produced as a result of such capital expenditures goes Job
1), and (B) the Board of Directors of Buyer (including at least one board designee of Seller) approves such capital expenditure, then the Earnout Amount for the fiscal year in which such capital expenditure begins contribution to EBITDA shall be reduced by the product of (x) the aggregate amount of such capital expenditure and (y) the discount factor for the fiscal quarter in which such capital expenditure begins contribution to EBITDA (as set forth on Schedule 1(f)(v) (the "CapEx Reimbursement Amount"); provided, that to the extent the Earnout Amount for such fiscal year is insufficient to offset such Capital Expenditure Amount, the shortfall shall offset subsequent Earnout Amounts to be paid to Seller, if any.

         (g) Allocation of the Purchase Price. The allocation of the Purchase Price and the Assumed Liabilities among the Acquired Assets set forth on
Schedule 1(g) shall be such allocation used by the Parties in preparing (a) Form 8594, Asset Acquisition Statement, for each of Buyer and Seller, and (b) all Tax Returns. Buyer and Seller shall each file Form 8594, prepared in accordance with this Section 1(g), with its federal income Tax Return for its tax period including the Closing Date and for each subsequent tax period in which the Purchase Price is increased (or decreased) thereafter. The Parties hereto agree that all allocations made pursuant to this Section 1(g) are binding upon them and upon each of their successors and assigns, and that they will report the transaction herein in accordance with such allocations.

         (h) Nonassignable Contracts. Notwithstanding anything set forth herein to the contrary, no contracts, properties, rights or other assets of Seller shall be deemed sold, transferred or assigned to Buyer or, with respect to the leases of tangible personal property leased by Seller pursuant to the leases identified on Schedule 1(h) (collectively, the "Equipment Leases"), assigned or bifurcated into leases relating solely to the Acquired Assets, pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Buyer or bifurcation without the consent or approval of another party or Government Authority would be ineffective or would constitute a breach of contract or a violation of any law or regulation or would in any other way materially and adversely affect the rights of Seller (or Buyer as transferee or assignee) and such consent or approval is not obtained on or prior to the Closing Date. In such case, to the extent possible, (i) the beneficial interest in or to such contracts, properties or other assets (collectively, the "Beneficial Rights") shall in any event pass as of the Closing Date to Buyer under this Agreement, and (ii) pending such consent or approval, Buyer shall assume or discharge the liabilities of Seller under such Beneficial Rights as agent for Seller, and Seller shall act as Buyer's agent in receipt of any benefits, rights or interests received from the Beneficial Rights. Buyer and Seller shall use reasonable best efforts (and bear their respective costs) without payment of any material fees, penalties or other amounts to any third party to obtain or secure any and all consents or approvals that may be necessary to effect the legal and valid sale, transfer, assignment or bifurcation of contracts, properties, rights or other assets underlying the Beneficial Rights. Buyer and Seller shall make or complete such transfers as soon as reasonably practicable and cooperate with each other in any other reasonable arrangement designed to provide for Buyer the Beneficial Rights including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto, and to provide for the discharge by Buyer of any liability under such contracts, properties or other assets.

SECTION 2        CLOSING OF THE TRANSACTION.

     (a) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis in New York, at 9:00 a.m. local time on December 19, 2000, provided that all of the conditions set forth in Section 3 are satisfied or duly waived, or the first business day thereafter on which all of the conditions set forth in Section 3 are satisfied or duly waived, or at such other time and place as the Parties may mutually determine (the "Closing Date").

     (b) Deliveries at the Closing. At the Closing:

         (i) Seller will deliver to Buyer (A) the various certificates, instruments and documents referred to in Section 3(a); (B) a bill of sale and assignment, in form and substance reasonably acceptable to Buyer conveying to Buyer good and marketable title to the Acquired Assets free from all liens, encumbrances, leases, encroachments, restrictions, rights-of-way and other matters, excepting only the Permitted Encumbrances; (C) real property and Intellectual Property transfer documents in form and substance reasonably acceptable to Buyer; (D) a duly executed copy of the Supply Agreement; (E) a duly executed copy of the License Agreement; (F) a duly executed copy of the Transition Agreement; (G) a duly executed copy of a waiver to permit the consummation of the transactions contemplated herein in form and substance reasonably satisfactory to Buyer executed by R.J. Tower Corporation, a Michigan corporation ("R.J. Tower") to permit the consummation of the transactions contemplated hereby and the continuing conduct of the Business by Metalsa and Buyer under that certain Marketing Agreement among R.J. Tower, Promotora de Empresas Zano, S.A. de C.V., a Mexican sociedad anonima de capital variable and Metalsa, dated as of October 9, 1997, substantially in the form attached hereto as Exhibit F (the "Waiver"); and (H) such other instruments of sale, transfer, conveyance and assignment as Buyer reasonably may request; and

         (ii) Buyer will deliver to Seller (A) the Purchase Price, determined as of the Closing Date, in immediately available funds; (B) the various certificates, instruments, and documents referred to in Section 3(b);
(C) an assumption agreement in form and substance reasonably acceptable to Seller; (D) a duly executed copy of the Supply Agreement; (E) a duly executed copy of the License Agreement; (F) a duly executed copy of the Transition Agreement; (G) a duly executed copy of the Waiver; and (H) such other instruments of assumption as Seller reasonably may request; and

         (iii) Buyer and Seller will mutually agree on the apportionment of all real property Taxes, personal property Taxes and similar Taxes, on a daily basis, as contemplated hereby, and memorialize such agreement in a certificate to be executed at the Closing, and Seller shall timely pay all such Taxes for 2000 and Buyer shall reimburse to Seller at Closing its portion of all such apportioned taxes.

Without limiting the generality of the foregoing, at the Closing, Seller shall convey to Buyer, its nominees, successors or assigns, by General Warranty Deed, good and marketable fee simple title to the Owned Real Estate, insurable by a policy of title insurance issued by a reputable title company (the "Title Company") with survey coverage, free from all liens, encumbrances, leases, encroachments, restrictions, rights-of-way and other matters, excepting only the Permitted Encumbrances.

SECTION 3        CONDITIONS TO OBLIGATION TO CLOSE.

     (a) Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (i)       the representations and warranties of Seller set forth in
Section 4 shall be true and correct in all material respects, except for those which are qualified by the words "material" or "material adverse effect", which shall be true and correct, at and as of the Closing Date (except that the representations and warranties that are made as of a specific date need be true and correct, or true and correct in all material respects, only as of such date);

         (ii) Seller shall have performed and complied in all material respects (except for those which are qualified the words "material" or "material adverse effect", which shall have been performed or complied with) with all of its covenants hereunder through the Closing;

         (iii) no action, suit or proceeding shall be pending before any court, arbitrator or other body or administrative agency of any federal, state, local or foreign jurisdiction which has a reasonable likelihood of resulting in an injunction, judgment, order, decree, ruling or charge which would prevent consummation of any of the transactions contemplated by this Agreement (and no such no injunction, judgment, order, decree, ruling or charge shall be in effect);

         (iv) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in Section 3(a)(i)-(iii) is satisfied in all respects;

         (v) Seller and Buyer shall have received all third party consents referred to in Section 4(o) (or the Beneficial Rights thereunder) and Seller and Buyer shall have received all other authorizations, consents, and approvals referred to in Section 4(c) and Section 5(c) or in Schedule 4(c) or 5(c);

         (vi) Buyer shall have received from counsel to Seller an opinion in the form of Exhibit A, addressed to Buyer, and dated as of the Closing Date;

         (vii) Seller shall have entered into the Transition Services Agreement (the "Transition Agreement") with Buyer reflecting the substantive terms contained in the form set forth on Exhibit B and otherwise be in form and substance satisfactory to the Parties, and the Transition Agreement shall be in full force and effect and shall not have been amended or modified;

         (viii) Seller shall have entered into the License Agreement (the "License Agreement") with Buyer reflecting the substantive terms contained in the form set forth on Exhibit C and otherwise be in form and substance satisfactory to the Parties, and the License Agreement shall be in full force and effect and shall not have been amended or modified; and

         (ix) Seller shall have entered into the Supply Agreement (the "Supply Agreement") with Buyer reflecting the substantive terms contained in the form set forth on Exhibit D and otherwise be in form and substance satisfactory to the Parties, and the Supply Agreement shall be in full force and effect and shall not have been amended or modified.

         (x) Seller shall have delivered an executed Waiver, and the Waiver shall be in full force and effect and shall not have been amended or modified.

         (xi)      Buyer shall have available to it proceeds of the Financing.

         Buyer may waive any condition specified in this Section 3(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (i)       the representations and warranties of Buyer set forth in
Section 5 shall be true and correct in all material respects, except for those which are qualified by the words "material" or "material adverse effect", which shall be true and correct, at and as of the Closing Date (except that the representations and warranties that are made as of a specific date need be true and correct, or true and correct in all material respects, only as of such date);

         (ii) Buyer shall have performed and complied in all material respects (except for those which are qualified the words "material" or "material adverse effect", which shall have been performed or complied with) with all of its covenants hereunder through the Closing;

         (iii) no action, suit or proceeding shall be pending before any court, arbitrator or other body or administrative agency of any federal, state, local or foreign jurisdiction which has a reasonable likelihood of resulting in an injunction, judgment, order, decree, ruling or charge which would prevent consummation of any of the transactions contemplated by this Agreement (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

         (iv) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in Section 3(b)(i)-(iii) is satisfied in all respects;

         (v) Seller and Buyer shall have received all other authorizations, consents and approvals of any Government Authority referred to in Section 4(c) and Section 5(c);

         (vi) Seller shall have received from counsel to Buyer an opinion in the form of Exhibit E, addressed to Seller, and dated as of the Closing Date;

         (vii) Buyer shall have entered into the Transition Services Agreement and the Transition Agreement shall be in full force and effect and shall not have been amended or modified;

         (viii) Buyer shall have entered into the License Agreement and the License Agreement shall be in full force and effect and shall not have been amended or modified; and

         (ix) Buyer shall have entered into the Supply Agreement and the Supply Agreement shall be in full force and effect and shall not have been amended or modified. Seller may waive any condition specified in this Section 3(b) if it executes a writing so stating at or prior to the Closing.

     SECTION 4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

     (a) Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Schedule 4(a) lists all of the jurisdictions in which Seller, with respect to the Business, is required to qualify to do business as a foreign corporation.

     (b) Authorization of Transaction. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).

     (c) Noncontravention. Except as set forth in Schedule 4(c), neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Government Authority to which Seller is subject or any provision of the charter or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject or (iii) result in the imposition of any security interest upon any of the Acquired Assets. Except as set forth on Schedule 4(c), Seller is not required to give any notice to, make any -------------- filing with, or obtain any authorization, consent, or approval of, any Government Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

     (d) Brokers' Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement other than Robert W. Baird & Co. Incorporated, for which Seller shall be responsible to pay.

     (e) Subsidiaries, Investments and Capital Stock. Seller has no Subsidiaries or investments in any Person which relate to the Business.

     (f) Financial Statements. Schedule 4(f) contains the following financial statements (collectively the "Financial Statements"): (i) the unaudited balance sheets and statements of income and statements of cash flows as of and for the fiscal years ended December 31, 1998 and December 31, 1999 for Seller, with respect to the Business; and (ii) an unaudited balance sheet (the "Most Recent Balance Sheet") and statement of income and statement of cash flow as of and for the eight-months ended August 31, 2000 for Seller, with respect to the Business. The

Financial Statements have been prepared in accordance with GAAP throughout the periods covered thereby and present fairly the financial condition of Seller, with respect to the Business, as of such dates and the results of operations of Seller, with respect to the Business, for such periods, subject, in the case of the Most Recent Balance Sheet, to changes resulting from normal year-end adjustments and to the absence of footnote disclosure.

     (g) Events Subsequent to Most Recent Balance Sheet. Since the Most Recent Balance Sheet, there has not been any material adverse change in the business, financial condition, results of operations, or assets of the Business, nor any material adverse change in the consolidated net worth of the Business. Since the Most Recent Balance Sheet, except as set forth on Schedule 4(g):

         (i) Seller has not sold, leased, transferred or assigned any of the assets of the Business, other than inventory and equipment supplies no longer used or useful in the Business in the ordinary course of business consistent with past practice, nor has there been any physical damage, destruction or loss that would have a material adverse effect on the business, financial condition, results of operations, or assets of the Business;

         (ii) Seller has not entered into or become bound by any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) relating to the Business, other than in the ordinary course of business and consistent with past practice (and in any event not involving more than US$100,000);

         (iii) no party (including Seller) has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) relating to the Business involving more than US$100,000 to which Seller is a party or by which Seller is bound;

         (iv) Seller, with respect to the Business, has made all capital expenditures contemplated by Seller's, with respect to the Business, budget for capital expenditures for the current fiscal year;

         (v) Seller, with respect to the Business, has not delayed or postponed the payment of accounts payable and other obligations and liabilities outside the ordinary course of business consistent with past practice;

         (vi) Seller, with respect to the Business, has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property;

         (vii) Seller, with respect to the Business, has not granted any increase in the base compensation of any of its directors, officers and employees other than as consistent with past custom and practice;

         (viii) Seller, with respect to the Business, has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any Employee Benefit Plan);

         (ix) Seller, with respect to the Business, has not entered into any transaction with any of its directors, officers, employees or Affiliates, other than ordinary course employment arrangements entered into in accordance with past custom and practice, and which are in each case terminable at will; and

         (x) Seller, with respect to the Business, has not committed to any of the foregoing.

     (h) Legal Compliance. Seller, with respect to the Business, and its predecessors and Affiliates have complied with all applicable laws, rules and regulations (other than ERISA and Environmental, Health and Safety Laws which matters are addressed in Sections 4(s) and 4(t)) of all Government Authorities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure to so comply.

     (i) Tax Matters. Seller, with respect to the Business, has timely filed all Tax returns required to be filed by Seller. Each such Tax return has been prepared in compliance with all applicable laws and regulations and is complete and accurate in all material respects. All Taxes owed by Seller with respect to the Business have been paid (or are accrued on the Most Recent Balance Sheet or will be accrued on Seller's books and records as of the Closing Date, and all such Taxes will be paid by Seller, and in any event will be Excluded Liabilities). Seller, with respect to the Business, has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. Seller is not a "foreign person" within the meaning of Section 1445 of the Code. Except as set forth on Schedule 4(i): -------------

         (i) no claim has ever been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to Taxes assessed by such jurisdiction with respect to the Business;

         (ii) there are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the Acquired Assets; and

         (iii) Schedule 4(i) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Seller, with respect to the Business, filed Tax Returns relating to federal, state or local Taxes or other Taxes imposed upon or measured by net income or receipts of Seller for Seller's taxable year ending December 31, 2000 or any other period ending prior to the date hereof for which such Tax Returns have been filed or will be required to be filed.

     (j) Title to Personal Property. Seller has marketable title to, or a valid leasehold interest in the Acquired Assets, free and clear of any security interest or restriction on transfer other than Permitted Encumbrances.

     (k) Real Property.

         (i) Owned Properties. Schedule 4(k)(i) sets forth a list of all owned real property (collectively, the "Owned Real Property") used or contemplated to be used by Seller in the operation of the Business. With respect to each such parcel of Owned Real Property: (i) such parcel is free and clear of all encumbrances, except Permitted Encumbrances; (ii) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of such parcel; (iii) there are no outstanding actions or rights of first refusal to purchase such parcel (other than the right of Buyer pursuant to this Agreement), or any portion thereof or interest therein; and (iv) there are no agreements, concessions, rights, obligations or understandings, written or oral, with any third party that require Seller to use the Owned Real Property for any particular purpose or in any manner.

         (ii) Leased Properties. Schedule 4(k)(ii) sets forth a list of all of the leases and subleases ("Leases") and each leased and subleased parcel of real property in which Seller has a leasehold and subleasehold interest used by Seller in the operation of the Business (the "Leased Real Property"). Each of the Leases are in full force and effect and Seller holds a valid and existing leasehold or subleasehold interest under each of the Leases. Seller has delivered to Buyer true, correct, complete and accurate copies of each of the Leases described in Schedule 4(k)(ii). With respect to each Lease listed on
Schedule 4(k)(ii): (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither Seller nor, to the knowledge of Seller, any other party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Lease.

         (iii) Real Property Disclosure. Except as disclosed on Schedules 4(k)(i) and 4(k)(ii), there is no Real Property leased or owned by Seller used in the Business. The Owned Real Property and Leased Real Property is referred to collectively herein as the "Real Property".

         (iv) No Proceedings. There are no proceedings in eminent domain or other similar proceedings pending or, to the knowledge of Seller, threatened, affecting any portion of the Real Property. There exists no writ, injunction, decree, order or judgment outstanding, or any litigation, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Real Property.

         (v) Current Use. The current use of the Owned Real Property does not violate in any material respect any instrument of record or agreement affecting such Owned Real Property. There is no violation of any covenant, ordinance, law, regulation, condition, restriction, easement, agreement or order of any Government Authority having jurisdiction over any of the Owned Real Property that affects such real property or the use or occupancy thereof. No damage or destruction has occurred with respect to any of the Owned Real Property that, individually or in the aggregate, has had or resulted in, or will have or result in, a significant adverse effect on the operation of the Business.

         (vi) Condition and Operation of Improvements. All buildings and all components of all buildings, structures and other improvements included within the Real Property (the "Improvements"), including the roofs and structural elements thereof and the heating, ventilation, air conditioning, air pollution emission capture and abatement, plumbing, electrical, mechanical, sewer, waste water and paving and parking equipment systems and facilities included therein, are in normal working condition and repair and adequate to operate such facilities as currently used and there are no facts or conditions affecting any of the

Improvements which would, individually or in the aggregate, interfere in any significant respect with the use, occupancy or operation thereof as currently used, occupied or operated or intended to be used, occupied or operated. There are no structural deficiencies or latent defects affecting any Improvements located upon the Owned Real Property.

     (l) Intellectual Property.

         (i) Schedule 4(l) identifies (A) each patent or registration which has been issued to Seller with respect to any Intellectual Property used in connection with the Business, (B) each pending patent application or application for registration which Seller has made with respect to any Intellectual Property used in connection with the Business (C) each license, agreement or other permission which Seller has granted to any third party with respect to any Intellectual Property used in connection with the Business (together with any exceptions), and (D) each item of Intellectual Property that Seller uses in connection with the Business pursuant to license, sublicense, agreement or permission.

         (ii) Except as set forth on Schedule 4(l), Seller has not received any charge, complaint, claim, demand or notice alleging that Seller, with respect to the Business, has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties. Except as set forth on Schedule 4(l), Seller has no knowledge that any third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property listed on Schedule 4(l).

     (m) Sufficiency of Assets. The Acquired Assets (in the case of Intellectual Property, together with rights under the License Agreement) include all buildings, machinery, equipment and other tangible and intangible assets necessary for the conduct of the Business as conducted immediately prior to the Closing Date, and are in all respects adequate for the purposes for which such assets are currently used or are held for use. Each Acquired Asset is in normal operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

     (n) Inventory and Spare Parts. The inventory and spare parts relating to the Business consists of raw materials and supplies, manufactured and purchased parts and spare parts, work-in-process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged or defective, subject only to the reserve for inventory writedown reflected on the Most Recent Balance Sheet.

     (o) Contracts. Schedule 4(o) lists the following contracts, agreements and other arrangements related to the Business to which Seller is a party and denotes with an asterisk (*) whether the consent of any third party thereto is required as a result of the consummation of the transactions contemplated by this Agreement:

         (i)       any agreement concerning a partnership or joint venture;

         (ii) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money and any capitalized or other lease obligation under which a security interest has been imposed on any of its assets, tangible or intangible or involving equipment with an individual or aggregate value in excess of US$100,000 or requiring payments in excess of US$100,000;

         (iii) any agreement concerning confidentiality or noncompetition or any Acquisition Proposal (as defined in Section 6(f));

         (iv) any agreement, arrangement or understanding involving any of its Affiliates or shareholders (including any shareholder's family members by blood, marriage, adoption or otherwise);

         (v) any profit sharing, stock option, stock purchase, stock appreciation, bonus, deferred compensation, severance, welfare benefit plan or other plan or arrangement (whether formal or informal) for the benefit of its current or former directors, officers and employees;

         (vi) any agreement (whether formal or informal) with its directors, officers and employees, including any collective bargaining agreement;

         (vii) any agreement (or group of related agreements) for the lease or sublease of personal property to or from any Person providing for payments in excess of US$100,000 per annum;

         (viii) any open purchase orders, long-term agreements or other contract, commitments or agreements related to the purchase, sale, procurement or distribution of finished goods;

         (ix) any agreement under which the consequences of a default or termination could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, customer, supplier or employee relations or prospects of the Business; or

         (x) any other agreement (or group of related agreements) the performance of which involves consideration in excess of US$100,000, including but not limited to any distribution and supply agreements, or which is otherwise material to the Business.

     Seller has delivered or made available to Buyer a correct and complete copy of each written agreement listed in Schedule 4(o). Seller has also delivered to Buyer a brief description of all oral contracts, agreements and other arrangements required to be disclosed on Schedule 4(o). With respect to each agreement, contract and arrangement listed on Schedule 4(o):

         (A) such agreement, contract or arrangement is legal, valid, binding, enforceable and in full force and effect;

         (B) Seller is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Seller or permit any third party to terminate, modify or accelerate, such agreement, contract or arrangement;

         (C) Seller has not repudiated any provision of such agreement, contract or arrangement; and

         (D) to the best of Seller's knowledge, no third party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such third party or permit Seller to terminate, modify, or accelerate, such agreement, contract or arrangement.

     (p) Notes and Accounts Receivable. All notes and accounts receivable of Seller are reflected properly on the Most Recent Balance Sheet and in the books and records of Seller, are valid receivables subject to no setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts reflected thereon.

     (q) Litigation. Schedule 4(q) sets forth each instance in which Seller, with respect to the Business, (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or, to Seller's knowledge, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any court, arbitrator or other body or administrative agency of any federal, state, local or foreign jurisdiction.

     (r) Employees. To the knowledge of Seller, no executive, key employee or group of employees of Seller who are related to the Business has any plans to terminate employment with Seller or Buyer. Seller has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of Seller, with respect to the Business. Seller, with respect to the Business, has complied with all applicable laws relating to the employment of labor and within the last five years Seller, with respect to the Business, has not experienced any strikes, grievances, unfair labor practice claims or other labor relation problems, including any disputes with former employees regarding termination and/or severance pay.

     (s) Employee Benefits.

         (i) Pension Plans. Except as set forth in Schedule 4(s), with respect to all employees and former employees of Seller, with respect to the Business, Seller does not maintain, contribute to or have any liability under (or with respect to) any Employee Pension Benefit Plan, whether or not terminated.

         (ii) Welfare Plans. Except as set forth in Schedule 4(s), with respect to all employees and former employees of Seller, with respect to the Business, Seller does not maintain or have any obligation to contribute to (or any other liability with respect to) any Employee Welfare Benefit Plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current or future former employees or their spouses or dependents (other than in accordance with Sec. 4980B(f) of the Code).

         (iii) Multiemployer Plans. With respect to all employees and former employees of Seller, with respect to the Business, Seller has no obligation to contribute to (or any other liability with respect to) any (i) Multiemployer Plan or (ii) any plan of the type described in Section 4063 and 4064 of ERISA or
Section 413(c) of the Code, and Seller has not incurred any current or potential withdrawal liability as a result of a complete or partial withdrawal (or potential partial withdrawal) from any Multiemployer Plan.

          (iv) Other Benefit Plans. Except as set forth in Schedule 4(s), Seller, with respect to the Business, does not maintain, contribute to or have any liability under (or with respect to) any deferred compensation or retirement plan or arrangement, employee welfare, fringe benefit or bonus plan, program, policy or other arrangement for employees or any other arrangement for employees or former employees of Seller or their spouses or dependents, whether or not terminated.

          (v) Administration and Compliance of the Plans. The plans, programs, policies and other arrangement set forth on Schedule 4(s) are hereinafter referred to collectively as the "Plans." With respect to each of the
Plans:

          (A) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the date hereof shall have been made or properly accrued on the Most Recent Balance Sheet, and for all periods ending on or prior to the Closing Date shall have been as of the Closing Date;

          (B) there is no material unfunded liability which is not reflected on the Most Recent Balance Sheet;

          (C) there have been no violations of ERISA with respect thereto (including any Prohibited Transactions); no Fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets thereof; no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets thereof (other than routine claims for benefits) is pending or, to the best of Seller's knowledge, threatened; and Seller has no knowledge of any basis for any such action, suit, proceeding, hearing or investigation; and

          (D) Seller has provided Buyer with true and complete copies of all documents pursuant to which such Plan is maintained and administered and the most recent annual reports (Form 5500 and attachments) and financial statements therefor.

     (t)  Environment, Health and Safety.  Except as set forth on Schedule 4(t):

          (i) Seller has obtained all permits, licenses, and other authorizations which are required for the ownership and operation of the Business under all applicable Environmental, Health and Safety Laws.

          (ii) Seller has not, with respect to the ownership and operation of the Business, handled, released or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated the Business or the Acquired Assets in a manner so as to give rise to any liability or corrective or remedial obligation under any Environmental, Health and Safety Laws.

          (iii) Seller has, with respect to the ownership and operation of the Business, complied with, and is in compliance with, all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or threatened against Seller alleging any failure to so comply or alleging any liability or corrective or remedial obligations with respect to the Business under any Environmental, Health and Safety Laws.

          (iv) This Section 4(t) contains the sole and exclusive representations and warranties of Seller with respect to environmental, health or safety matters, including any arising under any Environmental, Health and Safety Laws.

     (u) Undisclosed Liabilities. Except as: (i) set forth on in the disclosure schedules prepared for Section 4 including all obligations arising under contracts or commitments described on the disclosure schedule prepared for
Section 4(o) (excluding breaches thereof), (ii) reflected, reserved against or otherwise disclosed in the Most Recent Balance Sheet (including any notes thereto), and (iii) liabilities or obligations arising in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet that would not reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets, or supplier or employee relations of the Business, the Assumed Liabilities do not include any liabilities, obligations or commitments of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due that would be required to be reflected on a balance sheet prepared in conformity with GAAP or the notes thereto, or otherwise disclosed or reserved for. Notwithstanding the foregoing, the preceding sentence shall not apply with respect to any liability or obligation arising as a result of any event, fact or circumstance to the extent the subject matter of such event, fact or circumstance is specifically addressed in another representation or warranty set forth in Section 4.

     (v)  Product Liability.

          (i) Each product manufactured or assembled by Seller prior to the Closing Date in its conduct of the Business has been in conformity with all applicable contractural commitments and all applicable warranties, and Seller, with respect to the Business, has no liability for any Losses for replacement thereof or other Losses in connection therewith. Seller, with respect to the Business, has no liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured or assembled by Seller prior to the Closing Date in its conduct of the Business.

          (ii) Seller did not design any of the products that it manufactured or assembled prior to the Closing Date in its conduct of the Business and therefore has no liability for any Losses in connection with design defects or any liability arising out of any injury to individuals or property as a result of the design of any products manufactured or assembled by Seller prior to the Closing Date in its conduct of the Business.

     (w)  Closing Date. The representations and warranties contained in this
Section 4 and elsewhere in this Agreement will be true and correct on the Closing Date as though then made; provided that Seller has the right to supplement, modify or update any of the schedules for Section 4 to reflect changes therein and to avoid the occurrence of a breach of a representation or warranty at Closing; provided further that Buyer's rights under Sections 3(a) and 8(b) shall not be affected by such disclosure, and in the event of any such disclosure, Buyer shall have the right to terminate this Agreement in its sole discretion without penalty, but provided further that if Buyer consummates the transactions contemplated in this Agreement, Buyer shall then be deemed to waive any and all claims for a breach of Seller's representations or warranties based upon any matter disclosed in any such supplements, modifications or updates.

     SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

     (a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     (b) Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).

     (c) Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Government Authority to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Except as set forth on Schedule 5(c), Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Government Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

     (d) Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

     (e) Acknowledgment by Buyer. Buyer acknowledges that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Business and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Business expressly and specifically set forth in this Agreement, including the Schedules attached hereto (it being understood and agreed, however, that such investigation shall in no way limit or excuse Seller's obligations provided herein for any breach of any representation or warranty set forth herein or with respect to any indemnification obligation with respect thereto). THE REPRESENTATIONS AND WARRANTIES BY SELLER CONTAINED HEREIN CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS,

ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE BUSINESS) ARE SPECIFICALLY DISCLAIMED BY SELLER. Buyer further agrees that neither Seller nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer's use, of any information, document or material made available to Buyer or its representatives in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement except to the extent any such information is incorporated into this Agreement or the Schedules hereto. Without limitation, in connection with Buyer's investigation of the Business, Buyer has received from or on behalf of Seller certain projections, including projected income and cash flow data of the Business and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against Seller or any other person acting on behalf of Seller with respect thereto. Accordingly, Seller makes no representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

     (f)     Closing Date. The representations and warranties contained in this
Section 5 and elsewhere in this Agreement will be true and correct on the Closing Date as though then made, except for written disclosures made by Buyer to Seller prior to the Closing.

     SECTION 6. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) General. Each of the Parties will use its reasonable efforts to take all action and to do all things necessary in order to obtain the Financing and to consummate and make effective the transactions contemplated by this Agreement.

     (b) Notices and Consents. Seller will give any notices to third parties, and Seller will use its reasonable efforts to obtain any third party consents that Buyer reasonably may request. Each of the Parties will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents and approvals of Government Authorities in connection with the matters referred to in Section 4(c) and Section 5(c).

     (c) Preservation of the Business. Seller will conduct its business and maintain its properties in accordance with past custom and practice, including its present operations, physical facilities, equipment, working conditions and relationships with lessors, licensors, suppliers, customers and employees. Without limiting the generality of the foregoing, Seller will pay expenses and payables, purchase inventory, perform all maintenance and repairs, make all capital expenditures and collect receivables in the ordinary course of business in accordance with past custom and practice.

     (d) Full Access. Seller will permit representatives of Buyer (including its accountants, attorneys, consultants, lenders and other agents) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Business.

     (e) Notice of Developments. Seller will give prompt written notice to Buyer of any development causing, or reasonably likely to cause, a breach of any of the representations and warranties in Section 4. Buyer will give prompt written notice to Seller of any development causing, or reasonably likely to cause, a breach of any of its representations and warranties in Section 5.

     (f) Exclusivity. Seller will not, and will cause its officers, directors, agents and Affiliates to not, discuss a possible sale or other disposition of all or any part of the assets of the Business (whether by merger, reorganization, recapitalization or otherwise), other than inventory in the ordinary course of business with any party other than Buyer (an "Acquisition Proposal") or provide any information to any other party regarding the Business other than information which is traditionally provided in the regular course of its business operations to third parties where Seller and its officers, directors, agents and Affiliates have no reason to believe that such information may be utilized to evaluate a possible sale or other disposition of the Business. Seller and its officers, directors and Affiliates (i) do not have any agreement, arrangement or understanding with respect to any Acquisition Proposal, (ii) will cease and cause to be terminated any and all discussions with third parties regarding any Acquisition Proposal and (iii) will promptly notify Buyer if any Acquisition Proposal, or any inquiry or contact with any person or entity with respect thereto, is made.

     (g) Regulatory Filings. Each of Buyer and Seller shall make or cause to be made all filings and submissions under the HSR Act and any other laws applicable to Buyer or Seller for the consummation of the transactions contemplated herein, and shall be responsible for all filing fees payable by it under the HSR Act and any other applicable laws. Buyer and Seller shall coordinate and cooperate with each other in exchanging such information and assistance as the other may reasonably request in connection with such filings.

     (h)      Real Estate Covenants.

              (i) Title Insurance. Prior to the Closing, Buyer will cause to be prepared a current title insurance commitment issued by the Title Company, including obligations to issue endorsements as may be reasonably requested by Buyer, and including legible copies of all recorded exceptions to title referred to therein (collectively, the "Title Commitment"), showing marketable title to the real estate vested in Seller and committing to insure such title to the real estate in Buyer by the issuance of a 1992 ALTA form of extended coverage policy of owner's title insurance (the "Title Policy"), with the standard printed exceptions deleted, in the amount of the fair market value of the real estate, subject to the satisfaction of the requirements of the instruments to be delivered at the Closing as contemplated hereby and any affidavits and agreements of Seller which the title company reasonably requires (at no cost to Seller) in connection with deletion of the standard printed exceptions. Buyer shall have ten (10) business days from receipt of such commitment and the Survey under subparagraph (ii) to provide Seller with written notice of objections to title. Any easements, restrictions or rights-of-way reported in such commitment and not objected to by Buyer in writing shall become Permitted Encumbrances. Any objections by Buyer shall be limited to matters which can reasonably be deemed to affect or impair (i) the ability of Buyer to use the Owned Real Estate for the purposes currently used or
(ii) the marketability of title. At the Closing, the costs and premiums for the owner's policy of title insurance shall be paid by Buyer. The cost of any endorsements necessary to cure objections to title requested by Buyer shall be paid by Seller. Buyer shall have the right to require additional endorsements or guarantees to such title policy if Buyer deems such endorsements reasonably necessary for its protection the cost of which shall be paid for by Buyer.

              (ii) Surveys. Prior to Closing, Buyer will cause to be prepared a currently dated as-built monumented or pinned improvement survey of the Owned Real Estate, prepared by a surveyor licensed by the Commonwealth of Virginia and certified to Buyer and the Title Company, in a form reasonably satisfactory to Buyer, as having been made in compliance with applicable law and land survey standards and ALTA requirements for extended coverage owner's title insurance (the "Survey"). The Survey shall be prepared in form satisfactory to the title company for the issuance to Buyer of a title policy with no exceptions for matters of survey. The Survey shall locate all improvements on the real estate, show all immediately adjacent tracts and streets, set forth a common street address, show access to public roads or ways, show all encroachments on or from the land, if any, and show, locate and describe all visible or recorded easements, building lines, setbacks and utilities, all with reference to the exception numbers and recording information set forth in the Title Commitment. The Survey shall contain the express certification that, except as specifically noted, there are no encroachments of lot or building lines, or obstructed casements and that the Owned Real Estate is not located in any areas designated by any governmental authority or agency as being flood-prone or flood-risk areas pursuant to the Flood Disaster Act of 1973, as amended. The legal description on the Survey shall coincide exactly with that on the Title Commitment to be furnished by Seller. The costs of the Survey shall be shared by Seller and Buyer.

     (i)      Financing.

              (i) Buyer and Metalsa will use their reasonable efforts to obtain third party financing in the amount of up to US$35,000,000 and on terms reasonably satisfactory to Buyer and Metalsa (the "Financing"). Buyer will keep Seller reasonably informed as to the status of the Financing.

              (ii) As a condition and inducement to Seller's willingness to enter into and perform this Agreement and to give Buyer the rights associated with the condition to Closing set forth in Section 3(a)(xi) and termination right set forth in Section 8(b)(ii), upon written notice by Buyer to Seller that Buyer intends to terminate this Agreement pursuant to Section 8(b)(ii) on the basis that the condition set forth in Section 3(a)(xi) fails to be satisfied, then, at the sole election of Seller, either:

     (x) Buyer or Metalsa shall pay to Seller an aggregate fee of US$2.0 million, payable in immediately available funds within two business days following the notice of such election (and upon the payment of such fee, this Agreement shall be terminated), or

     (y) Buyer shall accept and enter into the Alternate Financing Arrangements (defined below), if any, or the Seller Financing Arrangements (defined below), if any, proposed and arranged by Seller, in the case of the Alternate Financing Arrangements, within fifteen days of notice of such election, and, in the case of the Seller Financing Arrangements, within five days of notice of such election.

If Seller terminates this Agreement (i) pursuant to Section 8(c)(i)(y) on the basis that Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, which breach has rendered the satisfaction of the condition to the obligations of Buyer set forth in Section 3(a)(xi) impossible and such violation or breach has not been waived by Seller; and Buyer does not and will not otherwise have available to it the necessary funds to complete the transactions contemplated hereby, or (ii) pursuant to
Section 8(c)(ii) on or after December 31, 2000 and if the Closing shall not have occurred on or prior to such termination date solely on the basis that the condition to the obligations of Seller set forth in Section 3(a)(xi) shall not have been satisfied on or prior to such date, other than as a result of any breach by Seller of any representation, warranty or covenant contained in this Agreement, then the terms of Section 6(i)(ii)(x) shall apply.

            (iii) The term "Alternate Financing Arrangements" shall mean alternate secured debt financing for Buyer from financial institutions in a principal amount not less than the principal amount of the Financing having pricing terms no greater than LIBOR plus 350 basis points (excluding applicable fees), a weighted average maturity of no less than five years, and other non-pricing terms which are not more restrictive than those terms customarily agreed to by financial institutions in leveraged transactions of the nature contemplated hereby.

            (iv) The term "Seller Financing Arrangements" shall mean alternate secured debt bridge financing for Buyer from Seller in a principal amount not less than the principal amount of the Financing having pricing terms no greater than LIBOR plus 350 basis points (excluding applicable fees), a repayment date no sooner than 90 days following the Closing Date and other non-pricing terms which are not more restrictive than those terms customarily agreed to by financial institutions in bridge transactions of the nature contemplated hereby.

     SECTION 7.     ADDITIONAL AGREEMENTS.

     (a) Survival. Subject to Section 7(b), the representations, warranties, covenants and agreements set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby notwithstanding any examination made for or on behalf of Buyer or Seller or the knowledge of any of Buyer's or Seller's officers, directors, shareholders, employees, Affiliates or agents.

     (b)     Indemnification.

             (i) Subject to the limitations set forth in Section 7(b)(ii), Seller agrees to indemnify and hold Buyer, its officers, directors, shareholders, employees and Affiliates (collectively, the "Buyer Group") harmless against any loss, liability, damage or expense, including reasonable legal expenses and costs ("Losses"), which they may suffer, sustain or become subject to, as the result of:

             (A) the breach of any representation or warranty by Seller contained in this Agreement (in each case, without regard to the qualifications supplied by the words "material" or "material adverse effect");

             (B) the breach of any covenant or agreement by Seller contained in this Agreement (in each case, without regard to the qualifications supplied by the words "material" or "material adverse effect"); or

             (C)     any Excluded Liability.

             (ii) With respect to claims for breaches of representations and warranties referred to in Section 7(b)(i)(A), (w) Seller will not be liable to the Buyer Group where the aggregate amount of Losses arising out of a claim (or series of related claims) does not exceed US$50,000 and any such claim (or series of related claims) shall be disregarded for the purpose of determining whether the Threshold Amount has been met, (x) Seller will be liable to the Buyer Group for any such Losses only if the aggregate amount of all such Losses relating to all such breaches exceeds US$550,000 (the "Threshold Amount"), in which case Seller will be liable only for such excess, (y) Seller will not be liable for any Losses arising therefrom unless written notice of such breach is given by the Buyer Group to Seller within 18 months after the Closing Date, except for Losses arising from a breach of the representation and warranty contained in (A) Section 4(t) (Environmental, Health and Safety Laws) for which Seller will not be liable for any Losses arising therefrom unless written notice of such breach is given by the Buyer Group to Seller within 60 months after the Closing Date, (B) Section 4(i) (Tax Matters) for which Seller will not be liable for any Losses arising therefrom unless written notice of such breach is given by the Buyer Group to Seller prior to thirty (30) days after the expiration of the applicable statute of limitations, and (C) Section 4(a) (Organization),
Section 4(b) (Authorization) and Section 4(j) (Title to Assets), and (z) Seller will not be liable for any Losses in the aggregate arising therefrom in excess of US$11 million, except for Losses arising from a breach of the representation and warranty contained in Section 4(t) (Environmental, Health and Safety Laws) in which case Seller will not be liable for any Losses in the aggregate arising therefrom in excess of US$27.5 million. If any Loss arising from a breach of representation or warranty referred to in Section 7(b)(i)(A) also constitutes a Loss arising out of or relating to an Excluded Liability, such Loss will be deemed to be an Excluded Liability for purposes of Section 7(b)(i), and, thus, not subject to the limitations set forth in the first sentence of Section 7(b)(ii).

             (iii) Subject to Section 7(b)(iv), Buyer agrees to indemnify and hold Seller, its officers, directors, shareholders, employees and Affiliates (the "Seller Group") harmless against any Losses which they may suffer, sustain or become subject to, as the result of:

             (A) a breach of any representation or warranty by Buyer contained in this Agreement (in each case, without regard to the qualifications supplied by the words "material" or "material adverse effect");

             (B) the breach of any covenant or agreement by Buyer contained in this Agreement (in each case, without regard to the qualifications supplied by the words "material" or "material adverse effect"); or

             (C)     any Assumed Liability.

             (iv) With respect to claims for breaches of representations and warranties referred to in Section 7(b)(iii)(A), (w) Buyer will not be liable to the Seller Group where the aggregate amount of Losses arising out of a claim (or series of related claims) does not exceed US$50,000 and any such claim (or series of related claims) shall be disregarded for the purpose of determining whether the Threshold Amount has been met, (x) Buyer will be liable to the Seller Group for any such Losses only if the aggregate amount of all such Losses relating to all such breaches exceeds Threshold Amount, in which case Buyer will be liable only for such excess, (y) Buyer will not be liable for any Losses arising therefrom unless written notice of such breach is given by the Seller Group to Buyer within 18 months after the Closing Date, except for Losses arising from a breach of the representation and warranty contained in Section 5(a) (Organization) and Section 5(b) (Authorization) for which claims may be made at any time, and (z) Buyer will not be liable for any Losses in the aggregate arising therefrom in excess of US$11 million. If any Loss arising from a breach of representation or warranty referred to in Section 7(b)(iii)(A) also constitutes a Loss arising out of or relating to an Assumed Liability, such Loss will be deemed to be an Assumed Liability for purposes of Section 7(b)(iii), and, thus, not subject to the limitations set forth in the first sentence of
Section 7(b)(iv).

             (v) If any third party shall notify any party to this Agreement (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") under this Section 7(b), then the Indemnified Party shall notify each Indemnifying Party thereof. Once the Indemnified Party has given notice of the matter to all of the Indemnifying Party, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate. Within thirty (30) days after receipt of notice of a particular matter, the Indemnifying Party may assume the defense of such matter if the Indemnifying Party admits responsibility and reaffirms its obligation for indemnification with respect to such matter; provided, however, that (x) the Indemnifying Party will retain counsel reasonably acceptable to the Indemnified Party, and (y) the Indemnified Party may participate in the defense of such claim with co-counsel of its choice to the extent that the Indemnified Party believes in its sole discretion that such matter will affect its ongoing business.

             (vi) Except with respect to claims based upon fraud, the indemnification provided by this Section 7(b) (if any) shall be the sole and exclusive remedy for any Losses any member of the Buyer Group or any member of the Seller Group suffers with respect to the Business or the Acquired Assets or any misrepresentation or inaccuracy in, or breach of, any representations or warranties, including any Losses arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any other Environmental, Health and Safety Laws. Without limiting the generality of the foregoing, Buyer hereby waives any right, whether existing at law or equity, to seek recovery of Losses or any other recourse or remedy from Seller with respect to environmental, health and safety matters, including any arising under CERCLA or any other Environmental, Health and Safety Laws.

     (c) Press Release and Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement (including announcements to customers, suppliers, etc.) prior to the Closing without the prior written approval of each of the other Parties, except that any party may make any announcement required by law after notice to the other party and consultation with such party.

     (d) Expenses. Except as otherwise provided herein, each of Buyer and Seller will bear its own costs and expenses (including all legal, accounting, consulting, investment banking, brokerage and other fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated; provided that the foregoing shall not foreclose a claim of damages for such expenses in the event of a breach of this Agreement.

     (e) Certain Taxes. Except as specifically provided in the following sentence, all transfer, documentary, sales, use, stamp, registration and such Taxes and fees (including any penalties and interest and including the cost of filing any related Tax Returns and other documentation) incurred in connection with this Agreement, shall be shared equally by Buyer and Seller and Buyer will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, Seller will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding, the foregoing, Seller shall be solely responsible for, and shall indemnify and hold Buyer harmless from and against, (i) any sales tax that may be imposed in connection with the transactions contemplated hereby on the sale or distribution of tangible personal property in Virginia (and Seller hereby represents and warrants that the transactions contemplated hereby constitute an "occasional sale" under Virginia Code Section 58.1-602), and (ii) the grantor's portion of any real estate transfer tax applicable with respect to the real estate and improvements constituting all or any portion of the Acquired Assets or the payment contemplated hereby in respect thereof; and Buyer shall be solely responsible for, and shall indemnify and hold Seller harmless from and against, the grantee's portion of any real estate transfer tax applicable with respect to the real estate and improvements constituting all or any portion of the Acquired Assets or the payment contemplated hereby in respect thereof.

     (f) Further Assurances. Seller will execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Acquired Assets, and Seller will execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Acquired Assets.

     (g) Transition Assistance. From the date hereof, Seller will not in any manner take or cause to be taken any action which is designed, intended or might reasonably be anticipated to have the effect of discouraging customers, suppliers, lessors and other associates of the Business from maintaining the same business relationships with Buyer after the date of this Agreement as were maintained with Seller prior to the date of this Agreement.

     (h) Confidentiality. Whether or not the transactions contemplated hereby are consummated, Buyer and Seller will keep confidential all information and materials regarding the other party reasonably designated by such party as confidential at the time of disclosure thereof, except that Buyer may disclose such information and material to its accountants, attorneys, lenders and agents. If the transactions contemplated hereby are consummated, Seller will maintain confidential and will not use or disclose, directly or indirectly (except as required by law or as authorized in writing by Buyer prior to such disclosure), any confidential or proprietary information or materials regarding the Business.

     (i) Employees. Effective as of the Closing, (i) Seller will terminate all of its employees who are employed at the Facility in connection with the Business, and Seller will assume all obligations and liabilities in connection with the severance of such employees (including obligations and liabilities under applicable retiree medical and dental plans), and (ii) Buyer shall offer employment (on an at-will basis) to each active employee of Seller employed at the Facility immediately prior to the Closing; such offer of employment to include a base salary or wage, as applicable, and other benefits that are no less favorable in the aggregate than those in effect immediately prior to the Closing (it being understood and agreed that in any event Buyer shall not offer any stock option or stock purchase or post-retirement medical or other similar plans or benefits). Buyer and its Affiliates shall recognize each such employee's service with Seller and its Affiliates for purposes of eligibility and vesting and the determination of the number of vacation days and eligibility for other fringe benefits under its compensation and Employee Benefit Plans and arrangements. All other terms and conditions of the employment of such persons shall be as determined by Buyer in its sole discretion. Nothing contained herein shall be deemed to create an employment contract.

     (j)     Leases.

             (i) Seller and Buyer shall have a continuing obligation to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate fully with each other with respect to all measures necessary, proper or advisable (A) to cause the lessors under the Equipment Leases indicated with an asterisk (*) in Schedule 1(h) to bifurcate such leases into leases relating to equipment, machinery or other tangible personal property relating primarily to the Business ("Business Leases") and leases relating to equipment, machinery or other personal property not relating primarily to the business ("Other Leases"); (B) to cause Seller and its Affiliates to be released from any and all obligation and liability under the Business Leases; and (C) to cause Buyer to have no obligation under the Other Leases.

             (ii) Seller and Buyer shall have a continuing obligation to use reasonable best efforts to take, or cause to be taken, all action to do, or cause to be done, and to cooperate fully with each other with respect to all measures necessary, proper or advisable (A) to obtain or secure any and all consents or approvals that may be necessary to effect the legal and valid assignment, from Seller to Buyer, of the Equipment Leases not indicated with an asterisk (*) in Schedule 1(h); (B) to cause Seller and its Affiliates to be released from any and all obligations and liabilities under such Equipment Leases; and (C) to cause Buyer to undertake all obligations and liabilities under such Equipment Leases.

             (iii) Seller and Buyer shall use reasonable best efforts (and bear their respective costs) without payment of any material fees, penalties or other amounts to any third party to obtain or secure any and all consents or approvals that may be necessary to effect the legal and valid bifurcation or assignment of the Equipment Leases, provided that if any material fees, penalties or other amounts have to be paid to any third party to obtain or secure such consents or approvals, Buyer shall be entirely responsible for such amounts.

     (k)     Non-Competition; Non-Solicitation.

             (i) The Parties agree that neither Seller, Tower Automotive, Inc., a Delaware corporation ("Tower") nor any Affiliate, direct or indirect subsidiary of Tower (Tower and its Affiliates and subsidiaries described herein are collectively referred to as the "Non-Compete Affiliates") will directly or indirectly own, manage, operate, control, participate in, solicit, or license any Intellectual Property to or for use in, any Competing Business anywhere in the world prior to 5 years from the Closing Date and in North America prior to 10 years from the Closing Date (such periods being referred to as the "Non-Compete Period"). For purposes hereof, a "Competing Business" shall mean the ownership, management, operation or control of any business which engages in any business (other than on behalf of Buyer) that manufactures or sells any structural component similar to the products manufactured, assembled or sold by the Business as of the Closing Date.

             (ii) During the Non-Compete Period, no Non-Compete Affiliate will on its behalf or on behalf of any other person or entity, (A) directly or indirectly, hire, solicit, or encourage to leave the employ of Buyer or any Affiliate of Buyer, any employee of or consultant to Buyer or any Affiliate of Buyer; or (B) attempt in any manner to persuade any client of, customer of, or investor in Buyer or any of its Affiliates (or anyone having other significant business relationships with Buyer or any of its Affiliates) to cease to do business or to reduce the amount of business which any such person or entity has customarily done or contemplates doing with Buyer or any of its Affiliates. Seller hereby represents and warrants that neither it, nor any person or entity acting on its behalf, has, directly or indirectly, prior to the date hereof, taken any action that would constitute a violation of this paragraph (ii) if taken following the Closing Date.

             (iii) To the extent the operations conducted at Seller's Milwaukee, Wisconsin facility constitute a Competing Business, Seller and its Affiliates may, without violating subsections (i) or (ii), continue to own, manage, operate and control such facility in substantially the same manner as conducted within 1 year prior to Closing pursuant to the terms of the Supply Agreement.

             (iv)    Notwithstanding the prohibitions of subsections (i) and
(ii), each Non-Compete Affiliate (or any combination thereof) may sell or dispose of their respective assets or ownership interests in one another (whether by sale, merger, consolidation, recapitalization, business combination or otherwise) in bona fide arm's-length transactions to independent third parties and in which the owners or stockholders of the Non-Compete Affiliates do not control the resulting or surviving entity and such third parties or the resulting or surviving entity in any such transaction shall not be subject to the obligations imposed in subsections (i) and (ii). The exemption provided in subsection (iv) shall not apply (subject to subsection (vi)) to any joint venture or similar arrangement (to the extent such joint venture or similar arrangement would otherwise constitute a Non-Compete Affiliate) created in a transaction in which Seller or any Non-Compete Affiliate (or any combination thereof) contributes assets to such a joint venture or similar arrangement with an independent third party in exchange for a participating equity interest in the entity through which such joint venture or similar arrangement is conducted.

             (v)     Notwithstanding the prohibitions of subsections (i) and
(ii), if the stock of Tower is sold or disposed of (whether by sale, merger, consolidation, recapitalization, business combination or otherwise) in any bona fide arm's-length transaction or series of related transactions constituting a "change of control" to independent third parties then (x) if such acquiring third party does not have a Pre-Existing Competing Business then the obligations contained in subsections (i) and (ii) shall only prohibit such acquiring third party or the resulting or surviving entity from engaging in a Competing Business in North America until the third anniversary of the Closing Date, and (y) if such acquiring third party has a Pre-Existing Competing Business then the obligations contained in subsections (i) and (ii) shall only prohibit such acquiring third party or the resulting or surviving entity from using any Intellectual Property or fixed assets of the Non-Compete Affiliates in connection with such Pre-Existing Competing Business until the third anniversary of the Closing Date. For the purpose of this subsection (v) a "change of control" shall be deemed to have occurred upon the happening of any one of the following events: (A) any Person or group of Persons who are not currently Affiliates of Tower acting in concert acquires a majority of the issued and outstanding shares of common stock of Tower; (B) Tower is a party to a merger, consolidation, recapitalization, business combination or other similar transaction with any Person or group of Persons which is not currently an Affiliate of Tower; or (C) there is a change of control of Tower of a nature that would be required to be reported in response to item 1(a) of a current report on Form 8-K or item 6(e) of Schedule 14A of Regulation 14A or any similar item, schedule or form pursuant to the Securities Exchange Act of 1934, including the rules and regulations promulgated thereunder, as amended, whether or not Tower is then subject to such reporting requirements; unless in any such case the business of Tower is continued following any such transaction or series of related transactions by a resulting or surviving entity and the common stockholders of Tower immediately prior to such transaction or series of related transactions continue to hold at least a majority of the voting power of the resulting or surviving entity. For the purpose of subsection (v) a "Pre-Existing Competing Business" shall mean engaging in any Competing Business in North America including pending bids for any Competing Business made prior to agreeing to any bona fide arm's-length transaction or series of related transactions constituting a "change of control".

             (vi)    Notwithstanding the prohibitions of subsections (i) and
(ii), but subject to the restriction contained in the second sentence of subsection (iv), Tower and each Non-Compete Affiliate (and any combination thereof) may acquire, directly or indirectly, (A) a majority or more ownership interest in any third party, (B) substantially all of the assets of a third party, or (C) assets of a third party that constitute a division, line of business or otherwise a business segment of the third party if the portion of revenues of the acquired entity (in the case of subpart (A)) or business (in the case of subparts (B) or (C)) for the prior calendar year from a Competing Business is equal to or less than 10% of all such revenues and if such revenues are greater than such percentage Buyer or any of its Affiliates (not including Seller and the Non-Compete Affiliates) is, immediately following the consummation of such acquisition, offered the opportunity to purchase that portion of such acquired entity or business that constitutes a Competing Business for a price determined by use of the same pricing methodology used by the acquiring or purchasing entity on terms and conditions mutually agreeable to such parties. If neither Buyer nor any of its Affiliates (not including Seller and the Non-Compete Affiliates) transmits written notice of a desire to acquire or purchase such Competing Business to the acquiring or purchasing entity within 90 days after written notice to Buyer of the acquisition of such Competing Business, then the acquiring Seller or the Non-Compete Affiliate(s), as appropriate, may continue to own, manage, operate and control such Competing Business free and clear of the prohibitions of subsections (i) and (ii) and may sell or dispose of such Competing Business free of the restrictions contained in the second sentence of subsection (iv).

     (l) Bulk Sales Law. Buyer waives compliance by Seller of the applicable provisions of the Virginia Bulk Sales Law, but such waiver shall not affect the covenants, agreements, representations or warranties of Seller contained in this Agreement.

     (m)     Option and Right of First Refusal.

             (i)     Option to Purchase Roanoke II. Tower hereby grants to
Buyer the option, effective upon the Closing and exercisable by a written notice to Seller within 6 months from the Closing Date (the "Option Period"), to purchase Roanoke II at a price equal to the book value of such real estate and on further terms, comparable to the terms and conditions herein relating to the real estate included in the Acquired Assets and as otherwise are mutually agreed to by Buyer and Tower. Buyer may record its interest in the real estate of Roanoke II on the Closing Date at its own expense. Tower agrees to execute a memorandum of option at Closing, in form and substance mutually satisfactory to the Parties, and reflecting the matters provided herein.

             (ii) Right of First Refusal to Purchase Assets at Milwaukee and Roanoke II. From time to time, within 30 days of Seller's receipt of a bona fide third party offer to purchase all or any part of the equipment related to Seller's heavy truck rail business that is located at Seller's Milwaukee, Wisconsin facility or at Roanoke II (in each case, an "Offer"), Seller shall send to Buyer a written notice setting forth in reasonable detail the terms of the Offer (an "Offer Notice"). Buyer may elect to purchase all but not less than all of the assets that are the subject of an Offer Notice upon the same terms as those contained in the Offer Notice by delivering to Seller a written notice of such election within 20 days after its receipt of the Offer Notice (the "Right of First Refusal Period"). If Buyer elects not to purchase such assets (by refusing an Offer Notice or otherwise) or the Right of First Refusal Period expires, Seller may transfer the assets that are the subject of an Offer Notice to any Person on terms no less favorable to Seller than those contained in the Offer Notice or on other terms otherwise consented to by Buyer.

     SECTION 8. TERMINATION. This Agreement may be terminated as provided below:

     (a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

     (b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, which (x) if curable, has not been cured by Seller within 30 days after receipt of notice from Buyer or (y) has rendered the satisfaction of any condition to the obligations of Buyer impossible and such violation or breach has not been waived by Buyer, or (ii) if the Closing shall not have occurred on or before December 31, 2000, by reason of the failure of any condition precedent under
Section 3(a); and provided further, that Buyer must provide Seller five days prior written notice if it intends to terminate this Agreement pursuant to
Section 8(b)(ii) on the basis that the condition set forth in Section 3(a)(xi) fails to be satisfied, and Buyer's right to terminate this Agreement hereunder shall be subject to the satisfaction of Buyer's obligations under Section 6(i); and

     (c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, which (x) if curable, has not been cured by Buyer within 30 days after receipt of notice from Seller or (y) has rendered the satisfaction of any condition to the obligations of Seller impossible and such violation or breach has not been waived by Seller; or (ii) if the Closing shall not have occurred on or before December 31, 2000, by reason of the failure of any condition precedent under Section 3(b).

     Notwithstanding anything in this Section 8 to the contrary, no Party may terminate this Agreement if the circumstance giving rise to such Party's right to terminate results primarily from such Party itself breaching any representation, warranty or covenant contained in this Agreement. If any Party terminates this Agreement pursuant to this Section 8, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for any liability of any Party then in breach.

     In the event of termination of this Agreement by either or both of Seller and Buyer pursuant to this Section, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 6(i)(ii), 7(d) and 7(h) shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement. If this Agreement is terminated as provided herein all filings, applications and other submissions made in accordance herewith shall, to the extent practicable, be withdrawn from the persons to which they were made.

     SECTION 9.     DEFINITIONS.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan, fringe benefit, bonus plan or other plan or program.

     "Employee Pension Benefit Plan" shall have the meaning set forth in
Section 3(2) of ERISA.

     "Employee Welfare Benefit Plan" shall have the meaning set forth in
Section 3(1) of ERISA.

     "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, each as amended, together with all other laws, rules and regulations of all Government Authorities and other requirements having the force or effect of law relating to hazardous materials, pollution or protection of the environment, or employee health and safety, and all judgments, orders and decrees of all Government Authorities issued or promulgated thereunder, in each case as enacted and in effect on or prior to the Closing Date.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "GAAP" means United States generally accepted accounting principles, applied on a consistent basis.

     "Government Authority" means any government or state (or any subdivision thereof), whether domestic, foreign or multinational, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Intellectual Property" means (a) all inventions and trade secrets, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and other confidential and proprietary business information, (e) all computer software, (f) all other proprietary rights, (g) all registrations and applications for any of the foregoing, and (h) all copies and tangible embodiments thereof.

     "Metalsa" shall mean Metalsa, S. de R.L., a Mexican sociedad de responsibilidad limitada.

     "Multiemployer Plan" shall have the meaning set forth in Section 3(37) of ERISA.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Government Authority.

     "Permitted Encumbrances" shall mean: (a) statutory liens for current taxes or other governmental charges with respect to the property not yet due and payable; (b) mechanics, carriers workers, repairers and similar statutory liens arising or incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent and which are not, individually or in the aggregate, material to the Business; (c) zoning, entitlement, building and other land use regulations imposed by a Government Authority having jurisdiction over the property which are not violated by the current use and operation of the property; and (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the property which do not materially impair the occupancy or use of the property for the purposes for which it is currently used in connection with the Business.

     "Prohibited Transaction" has the meaning set forth in Sec. 406 of ERISA and Sec. 4975 of the Code.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     SECTION 10.     MISCELLANEOUS.

     (a) No Third Party Beneficiaries. Except for Section 7(b), which is intended to benefit, and to be enforceable by, any of the Seller Group and the Buyer Group, as the case may be, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (b) Entire Agreement. This Agreement (including the documents referred to herein) and the Schedules and Exhibits hereto constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

     (c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, provided that after the Closing Date Seller or Buyer shall be entitled to assign all of its rights and obligations to any successor entity that may acquire all or substantially all its assets or business, by merger or otherwise, and provided further, that Buyer may assign all of its rights and obligations hereunder to any wholly owned subsidiary of Metalsa.

     (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

     (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below:

         If to Seller:

         Tower Automotive Products Company, Inc.
         5211 Cascade Road, S.E.
         Suite 300
         Grand Rapids, Michigan 49546
         Attention: Jeffrey L. Kersten
         Telecopy Number: (616) 802-1599

         with a copies to:

         Kirkland & Ellis
         200 East Randolph Drive
         Chicago, Illinois  60601
         Attention: John A. Schoenfeld
         Telecopy Number: (312) 861-2200

         and

         Varnum, Riddering, Schmidt & Howlett LLP
         3533 N. 27th Street
         Room 663
         Milwaukee, Wisconsin 53216
         Attention Jolene L. Shellman
         Telecopy: (414) 447-4943

      If to Buyer:

      Metalsa-Roanoke, Inc.
      c/o Metalsa, S. de R.L.
      Carr. Miguel Aleman Km. 16.5 No. 100
      P.O. Box 1462
      Apodaca, Nuevo Leon 66600
      Mexico
      Attention: Leopoldo Cedillo
      Telecopy Number: 011-52-8-369-7474

      with copies to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention: Adam O. Emmerich
      Telecopy Number:  (212) 403-2000

      and

      Woods, Rogers & Hazlegrove, P.L.C.
      First Union Tower, Suite 1400
      10 South Jefferson Street
      P.O. Box 14125
      Roanoke, Virginia 24038-4125
      Attention: R. Neal Keesee Jr.
      Telecopy Number:  (540) 983-7711

      Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (g) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     Each of Seller and Buyer irrevocably submits to the jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such state or federal court. Each of Seller and Buyer hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The Parties further agree, to the extent permitted by law, that any final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

     To the extent that Buyer or Seller have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of Buyer and Seller hereby irrevocably waive such immunity in respect of its obligations under this Agreement.

     (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (i) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (j) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

     (k) Interpretation. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Section, paragraph, Schedule and Exhibit references are to the Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions arising under this Agreement, and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise stated.

     (l) Absence of Presumption. Seller and Buyer have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by Seller and Buyer and no presumption or burden of proof shall arise favoring or disfavoring Seller or Buyer by virtue of the authorship of any of the provisions of this Agreement.

     (m) Remedies. The Parties shall each have and retain all other rights and remedies existing in their favor at law or equity, including any actions for specific performance and/or injunctive or other equitable relief (including the remedy of rescission) to enforce or prevent any violations of the provisions of this Agreement.

     (n) Performance. Metalsa agrees to cause Buyer to perform its obligations hereunder.

     (o) Severability. Any provision of this Agreement, which is invalid or unenforceable, shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

                                    * * * * *

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                   TOWER AUTOMOTIVE PRODUCTS COMPANY, INC.



                                    By:  /s/ Anthony A. Barone
                                        --------------------------------------
                                            Name:
                                            Title: Vice President and Chief
                                                   Financial Officer



                                    METALSA-ROANOKE, INC.



                                    By:  /s/ Alexander Ceballos Gaiza
                                        --------------------------------------
                                            Name:
                                            Title: Attorney-in-Fact



                                    METALSA, S. DE R.L.
                                    solely for the purpose of Sections 6(i)
                                    and 10(n)



                                    By:  /s/ Leopoldo Cedillo
                                        --------------------------------------
                                            Name:
                                            Title: President



                                    TOWER AUTOMOTIVE, INC.
                                    solely for the purpose of Section 7(m)


                                    By:  /s/ Anthony A. Barone
                                        --------------------------------------
                                            Name:
                                            Title: Vice President and Chief
                                                   Financial Officer

                                LIST OF EXHIBITS

Exhibit A  -  Form of Opinion of Seller's Counsel

Exhibit B  -  Form of Transition Services Agreement

Exhibit C  -  Form of License Agreement

Exhibit D  -  Form of Supply Agreement

Exhibit E  -  Form of Opinion of Buyer's Counsel

Exhibit F  -  Form of Waiver

                                LIST OF SCHEDULES


Schedule 1(a)  -   Excluded Assets

Schedule 1(b)  -   Assumed Liabilities

Schedule 1(f)  -   Discount Factor

Schedule 1(g)  -   Allocation Schedule

Schedule 1(h)  -   Equipment Leases

Schedule 4(a)  -   Organization of Seller

Schedule 4(c)  -   Noncontravention/Seller

Schedule 4(f)  -   Financial Statements

Schedule 4(g)  -   Subsequent Events

Schedule 4     -   Tax Matters

Schedule 4(k)  -   Real Property

Schedule 4(k)  -   Leased Property

Schedule 4(l)  -   Intellectual Property

Schedule 4(o)  -   Contracts

Schedule 4(q)  -   Litigation

Schedule 4(r)  -   Employees

Schedule 4(s)  -   Employee Benefits

Schedule 4(t)  -   Environment, Health and Safety

Schedule 5(c)  -   Noncontravention/Buyer



                                      4R5

                                Schedule 1(f)(v)

                                 Discount Factor

--------------------------------------- ----------------------------------------
Fiscal Quarter                          Discount Factor
--------------------------------------- ----------------------------------------
01/01                                   0.7000
--------------------------------------- ----------------------------------------
04/01                                   0.6417
--------------------------------------- ----------------------------------------
07/01                                   0.5833
--------------------------------------- ----------------------------------------
10/01                                   0.5250
--------------------------------------- ----------------------------------------
01/02                                   0.4667
--------------------------------------- ----------------------------------------
04/02                                   0.4083
--------------------------------------- ----------------------------------------
07/02                                   0.3500
--------------------------------------- ----------------------------------------
10/02                                   0.2917
--------------------------------------- ----------------------------------------
01/03                                   0.2333
--------------------------------------- ----------------------------------------
04/03                                   0.1750
--------------------------------------- ----------------------------------------
07/03                                   0.1167
--------------------------------------- ----------------------------------------
10/03                                   0.0583
--------------------------------------- ----------------------------------------




                                       46